UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 29, 2013

World Acceptance Corporation
(Exact Name of Registrant as Specified in its Charter)

South Carolina	0-19599	57-0425114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 Frederick Street Greenville, South Carolina 29607
(Address of Principal Executive Offices) (Zip Code)

(864) 298-9800
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

World Acceptance Corporation, Inc. held its Annual Meeting of Shareholders on August 29, 2013. Of the 11,775,577 shares outstanding and entitled to vote, 11,331,836 shares were represented at the meeting, or a 96.23% quorum. The final results of voting for each matter submitted to a vote of shareholders at the meeting are as follows:

Proposal 1 — Election of Directors

Elected the following seven individuals to the Board of Directors to serve as directors for a term of one year until the Annual Meeting of Shareholders in 2014, or until their successors have been duly elected and qualified:

	Votes Cast For	Votes Withheld	Votes Abstained	Broker Non-Votes
A. Alexander McLean III	10,370,272	151,050	-	810,514
James R. Gilreath	10,420,154	101,168	-	810,514
William S. Hummers IIII	8,105,487	2,415,835	-	810,514
Charles D. Way	8,094,646	2,426,676	-	810,514
Ken R. Bramlett, Jr.	8,041,183	2,480,139	-	810,514
Scott J. Vassalluzzo	8,105,539	2,415,783	-	810,514
Darrell E. Whitaker	9,669,063	852,259	-	810,514

Proposal 2 — Ratification of Appointment of Independent Auditors

Ratified the selection of KPMG, LLP as independent auditors for the year ending March 31, 2014:

For	Against	Abstain	Broker Non-Votes
10,988,917	255,811	87,108	0

Proposal 3 — Approval, on an advisory basis, of the executive compensation of the Company

Approved, on an advisory basis, the executive compensation of the Company:

For	Against	Abstain	Broker Non-Votes
10,000,768	248,758	271,796	810,514

Item 8.01	Other Events.

On August 29, 2013, the Board of Directors authorized the Company to repurchase up to $50.0 million of the Company’s common stock. This repurchase authorization follows, and is in addition to, a similar repurchase authorization of $50.0 million announced on May 21, 2013. After taking into account all shares repurchased through August 29, 2013, the Company has approximately $57.2 million in aggregate remaining repurchase capacity under all of the Company’s outstanding repurchase authorizations. The timing and actual number of shares repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements and other market and economic conditions. The Company’s stock repurchase program may be suspended or discontinued at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2013
World Acceptance Corporation

	By:	/s/ Kelly M. Malson
Kelly M. Malson
Senior Vice President and Chief Financial Officer